Exhibit 10.7

AMENDED AND RESTATED

EXECUTIVE SHARED CONTROL

INSURANCE AGREEMENT

This agreement (hereinafter sometimes referred to as “the Plan” or the “agreement”) is made this 27th day of May, 1999 by and between [Name] (hereinafter referred to as “the Executive”) and First Trade Union Bank, a banking corporation located in the Commonwealth of Massachusetts, (hereinafter referred to as “the Bank”).

WHEREAS, the Executive and the Bank previously entered into an Executive Shared Control Insurance Agreement (the “Prior Agreement”) pertaining to their respective obligations and ownership interests in the insurance policy identified in Paragraph I below, which Agreement was heretofore revised by a Supplemental Agreement to said Executive Shared Control Insurance Agreement (the “Supplemental Agreement”),

WHEREAS, the Executive and the Bank desire to amend and restate in its entirety the Prior Agreement, as amended by the Supplemental Agreement, to clarify certain matters;

NOW THEREFORE, the Executive and the Bank and each of them, hereby agree:

I.	POLICY PURCHASE

The Executive has heretofore purchased the following described life insurance policy, which shall hereinafter be referred to as “the policy:”

Policy Name:	[Name]
Policy Form:	37161 (Flexible Premium Adj Life Insurance)
Policy Number:	[Number]
Initial Face Value.	$556,101.00
Insured:	[Name]
Insurance Company:	Alexander Hamilton Life Insurance Company

II.	PREMIUM PAYMENTS

Subject to Paragraph VI herein, the Bank shall pay the premium which becomes due on the policy while the Executive remains employed by the Bank and the policy remains in force, which premium as of the date hereof, is $23,700.00 per annum.

III.	BANK’S OWNERSHIP INTEREST

Except as otherwise provided in Paragraph IV, the Bank shall have an ownership in the policy and its cash value and death benefit in an amount equal to the aggregate total premiums it has paid.

IV.	THE EXECUTIVE’S OWNERSHIP INTEREST

Subject to the Bank’s ownership interest in the policy described in Paragraphs III and V herein, the Executive shall have all remaining incidents of ownership in the policy, provided that as long as the Executive remains an employee of the Bank, the Executive shall vest in his or her ownership interest in any cash value in excess of the Bank’s interest at the rate of twenty (20%) percent per full year of service with the Bank from the original date of hire. Upon the Executive’s termination of employment with the Bank he or she shall be permanently vested according to the percentage under this paragraph except that on termination of the Executive’s employment with the Bank for “cause,” the Executive shall forfeit his or her entire interest in any cash value in the policy in excess of the Bank’s interest, which forfeited interest shall then revert to the Bank. For this purpose, “cause” means only one or more of the acts or omissions described in (i) through (iii) below, as determined by the Board in good faith:

(i) the Executive’s breach of fiduciary duty, i.e., an act of dishonesty, misappropriation, embezzlement, intentional fraud, direct or indirect self-dealing or similar conduct with respect to the Bank’s business, it being expressly understood that the mere breach of the Executive’s duty of care to the Bank which does not constitute any of the acts specified above in this paragraph (i) shall not constitute cause under this paragraph (i);

(ii) the Executive’s conviction by a court of competent jurisdiction of, or the entry of a plea of guilty or no contest to, any felony or other crime involving moral turpitude; and

(iii) the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

The parties acknowledge that item (iii) above has been included in compliance with applicable regulations of the federal Office of Thrift Supervision and shall be interpreted consistent with such regulations.

To the extent consistent with such regulations, however, in determining whether “incompetence” under item (iii) above exists acts or omissions of the Executive shall be measured against the standards for professional conduct generally prevailing for executive officers having comparable positions in the savings institution industry.

V.	OWNERSHIP EXCEPTIONS

The Executive shall not surrender or cancel the policy or borrow or withdraw funds from or against the policy as long as the Bank’s ownership interest exists. The Executive shall have the right to purchase the Bank’s interest in the policy as provided in Paragraph VI by paying to the Bank an amount of money equal to the premiums it has paid to that time plus an amount equal to any cash value in the policy in excess of such amount to the extent the Executive’s ownership interest therein has not vested or been forfeited as provided in Paragraph IV. The Executive shall have the right to borrow against or withdraw from the policy but only for the purpose of purchasing the Bank’s interest. Following the Executive’s purchase of the Bank’s ownership interest, the Bank shall have no further interest in either the policy’s cash values or death benefit. Instead, following the Executive’s purchase of the Bank’s ownership interest, the Executive shall have all rights in the policy, including to any cash value in excess of that used to fund the Executive’s purchase of the Bank’s ownership interest.

VI.	EMPLOYMENT PROVISION

Upon the retirement of the Executive or the termination of the Executive’s employment with the Bank for any reason, the Executive may within 90 days of such retirement or termination of employment at his or her option either purchase the Bank’s interest in the policy in the manner set forth in Paragraph V herein, or assign and transfer complete ownership in the policy to the Bank. If the Executive fails to exercise such option within the period allowed, the Executive shall be deemed to have elected to assign the policy to the Bank and in that event the Bank shall be authorized to take all such action in the name of the Executive and as his or her attorney-in-fact to confirm and complete such assignment. The Bank and the Executive agree that each shall use its or his best efforts to determine and carry out the Executive’s decision under this Paragraph within such 90 day period, and prior to the due date of the first premium under the policy to become due subsequent to the Executive’s retirement or other termination of employment, even if such due date is earlier than the last day of the 90 day period otherwise allowed by this Paragraph.

VII.	DEATH OF THE EXECUTIVE

At the time of the death of the Executive, the value of the Bank’s ownership interest, as defined in Paragraph III herein, shall be paid to the Bank as one of the beneficiaries of the policy. Upon receipt of this money, the Bank shall have no further interest in the policy.

VIII.	THE EXECUTIVE’S ASSIGNMENT RIGHTS

As long as the Bank has an ownership interest in the policy, the Executive shall not transfer or assign any right, title or interest in the subject policy or any rights, options, privileges or duties created under this agreement, without the written consent of the Bank.

IX.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

First Trade Union Bank is hereby designated the “Named Fiduciary and Plan Administrator.”

X.	FUNDING

The funding policy for this contractual arrangement shall be to pay each premium the Bank elects to pay which is otherwise due and payable pursuant to the terms of the policy not later than the last day for payment thereunder (giving due consideration to any grace period allowed by the issuer of the policy).

XI.	AMENDMENT

The Plan may be amended at any time and from time to time, by a written instrument executed by the Bank and the Executive, their successors and assigns.

XII.	BASIS OF PREMIUM PAYMENTS AND BENEFITS

Payments to and from the Plan adopted herein shall be in accordance with provisions of Paragraphs III through IX inclusive.

XIII.	CLAIMS PROCEDURE FOR LIFE INSURANCE AND SPLIT DOLLAR PLAN

A. Claim forms or claim information as to the subject policy can be obtained by contacting the Benefit Marketing Group, Inc.

When the Named Fiduciary has a claim which may be covered under the insurance policy provisions, he should contact the office named above, whose representative will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary. The Insurer will evaluate the claim and make a decision as to payment within ninety (90) days of the date the claim is received by the Insurer. If the claim is payable, the benefit check will be issued to the Named Fiduciary and forwarded through the office named above. In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial. Such notification will be made in writing within ninety (90) days of the date the claim is received, and will be transmitted through the office named above. The notification will include the specific reasons for the denial, as well as the specific reference to the policy provisions upon which the denial is based. The Named Fiduciary will also be informed as to the steps which may be taken to have the claim denial reviewed. A decision as to the validity of a claim will ordinarily be made within ten (10) working days of the date the claim is received by the Insurer. Occasionally, however, certain questions may prevent the Insurer from rendering a decision on the validity of the claim within the specific ninety day period. If this occurs, the Named Fiduciary will be notified of the reasons for the delay, as well as the anticipated length of the delay, in writing and through the office named above. If future information or other material is required, the Named Fiduciary will be so informed.

If the Named Fiduciary is dissatisfied with the denial of the claim, or the amount paid, he has sixty (60) days from the date he receives notice of a claim denial or receipt of the amount paid to file his objections to the action taken by the Insurer. If the Named Fiduciary wishes to contest a claim denial, he should notify the office named above for their assistance in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

The Insurer will review the claim denial or amount paid and render a decision on such objections. The Named Fiduciary will be informed in writing of the decision of the Insurer within sixty (60) days of the date the claim review request is received by the Insurer. This decision will be final.

B. Once a decision has been rendered as to the distribution of proceeds under the claim procedure described above as to the policy, claims for any benefits due under the Plan or the surrender of the policy may be made in writing by the designated beneficiary and Insured (or assigned) of their designated beneficiary, as the case may be, to the Named Fiduciary.

In the event a claim for benefits is wholly or partly denied or disputed, the Named Fiduciary shall within a reasonable period of time, after receipt of the claim, notify the designated beneficiary and Insured (or assignee) or their designated beneficiary, as the case may be, of such total or partial denial of dispute listing:

(1)	The specific reason or reasons for the denial of dispute;

(2)	Specific reference to pertinent plan provisions upon which the denial or dispute is based;

(3)	A description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and;

(4)	An explanation of the plan’s review procedure. Within sixty (60) days of denial or notice of claim under the plan, a claimant may request that the claim be reviewed by the Named Fiduciary in a full and fair hearing. A final decision shall be rendered by the Named Fiduciary within sixty (60) days after receipt of request for review.

XIV.	AGREEMENT BINDING UPON PARTIES

This agreement shall bind the Bank and the Executive, their heirs, successors, personal representatives and assigns. This amended and restated agreement supercedes in their entirety the provisions of the Prior Agreement and the Supplemental Agreement.

XV.	INSURANCE COMPANY NOT A PARTY TO AGREEMENT

The Insurer shall not be deemed a part to this agreement, but will respect the rights of the parties as herein developed, upon receiving an executed copy of this agreement. Nor shall the Insurer be responsible to account for the actual premium contributions of the parties herein below, but shall rely solely upon the written declarations of the parties in any distributions or settlement of the policy’s lifetime or death values. Payment or other performance of its contractual obligations in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

Accepted by:	Accepted and approved by the Board of Directors of the First Trade Union Bank

Chairman of the Board